SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)
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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
INTERMOUNTAIN COMMUNITY BANCORP.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INTERMOUNTAIN COMMUNITY BANCORP
414 Church Street
Sandpoint, Idaho 83864

November 21, 2008

To the Shareholders of Intermountain Community Bancorp:

You are cordially invited to a Special Meeting of Shareholders of Intermountain Community Bancorp to be held on Wednesday, December 17, 2008 at 9:00 a.m. at the Sandpoint Center, located at 414 Church Street, Sandpoint, Idaho. The purpose of the meeting is to consider a proposed amendment to our Articles of Incorporation to authorize preferred stock. In that regard, we applied for and have received preliminary approval to participate in the recently announced U.S. Department of Treasury TARP Capital Purchase Program (“CPP”). As a condition to our participation in the CPP, we must amend our Articles of Incorporation to provide for the issuance of preferred stock.

Your vote is important. Whether or not you plan to attend the special meeting, we hope that you will vote as soon as possible. If passed, the proposal would allow Intermountain to take advantage of the relatively low-cost and minimally dilutive capital-raising opportunity provided through the CPP, which is discussed in more detail in the Proxy Statement. We encourage you to promptly complete and return the enclosed proxy card or submit your vote via phone or Internet; if you attend the meeting in person, you may withdraw your proxy and vote your shares. Failure to return your proxy or failure to vote will have the same effect as a vote against the proposal.

Further information regarding voting rights and the business to be transacted at the special meeting is included in the accompanying Proxy Statement. Your continued interest in and support of Intermountain Community Bancorp is truly appreciated.

Sincerely,

Curt Hecker
President and Chief Executive Officer

Enclosures

INTERMOUNTAIN COMMUNITY BANCORP
414 Church Street
Sandpoint, Idaho 83864
(208) 263-0505

Notice of Special Meeting of Shareholders

TIME	9:00 a.m. on Wednesday, December 17, 2008

PLACE	Sandpoint Center, 414 Church Street, Sandpoint, Idaho

ITEMS OF BUSINESS	(i) To approve an amendment to our Articles of Incorporation to permit our Board of Directors to issue preferred stock.

(ii) To transact such other business as may properly be presented at the meeting or any adjournment or postponement of the meeting.

RECORD DATE	You are entitled to vote at the special meeting and at any adjournments or postponements thereof if you were a shareholder at the close of business on November 18, 2008.

VOTING BY PROXY	Please submit your proxy card as soon as possible so that your shares can be voted at the special meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions on your enclosed proxy card.

The Company’s Board of Directors is not aware of any other business to come before the Special Meeting.

Your vote is important.  Whether or not you plan to attend the special meeting, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. The amendment to the Articles of Incorporation requires the affirmative vote of at least a majority of the total votes entitled to be cast at the special meeting.

Registered holders may vote:

•	By Internet: go to www.voteproxy.com

•	By Phone: call toll-free: 1-800-776-9437

•	By Mail: mark, sign, date and mail your proxy card

Beneficial Holders:  If your shares are held in the name of a broker, bank or other holder of record, you must follow the instructions you receive from the holder of record to vote your shares.

By Order of the Board

Dale Schuman	Curt Hecker
Corporate Secretary	President and Chief Executive Officer

This proxy statement and the accompanying proxy card are being distributed on or about November 21, 2008

INFORMATION ABOUT THE MEETING
PROPOSAL Amendment to Our Articles of Incorporation to Authorize the Board to Issue Preferred Stock
PRO FORMA CONSOLIDATED BALANCE SHEETS
PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SHAREHOLDER PROPOSALS
FINANCIAL STATEMENTS

PRELIMINARY PROXY STATEMENT
For Special Meeting of Shareholders
to be held on December 17, 2008

INFORMATION ABOUT THE MEETING

General

Meeting Information.  This Proxy Statement and the accompanying Proxy are being sent to shareholders on or about November 21, 2008, for use in connection with a Special Meeting of Shareholders of Intermountain Community Bancorp (“Intermountain” or the “Company”) to be held on Wednesday, December 17, 2008.

Solicitation of Proxies.  The Board of Directors is soliciting shareholder proxies, and we will pay the associated costs. Solicitation may be made by our directors, officers and by employees of our subsidiary bank, Panhandle State Bank. In addition, we may engage an outside proxy solicitation firm to render proxy solicitation services. If we do, we will pay a fee for such services. Solicitation may be made through the mail, or by telephone, facsimile, or personal interview. We also may reimburse brokerage firms, custodians and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Record Date.  If you were a shareholder on November 18, 2008, you are entitled to vote at the special meeting. There were approximately 8,412,225 shares of common stock issued and outstanding on the Record Date.

Quorum.  The quorum requirement for holding the special meeting and transacting business is a majority of the shares entitled to be voted. The shares may be present in person or represented by proxy at the special meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Business of the Meeting

There is only one matter that is being presented for consideration by our shareholders at the special meeting: the approval of an amendment to our Articles of Incorporation authorizing the issuance of preferred stock.

Reasons for the Amendment

The Company applied and recently received preliminary approval to participate in the Capital Purchase Program (“CPP”), a program created under the Emergency Economic Stabilization Act of 2008 (“EESA”). As you may have read, the CPP enables the federal government to purchase equity in participating banks and other financial institutions to help restore credit markets. Participation in the CPP requires the issuance of preferred stock and warrants to purchase common stock to the United States Department of Treasury (“US Treasury”). We presently lack the authority to issue preferred stock and, accordingly, may not be eligible to participate in the CPP. As a result, we would continue to be limited to issuing common stock or debt securities to raise capital. By authorizing a class of “blank check” preferred stock, we would increase our flexibility in structuring transactions, as well as have the opportunity to participate in the CPP.

Management’s Recommendation on the Proposal

Like other financial institutions, we continue to experience extremely challenging economic and financial market conditions. While our capital levels are well above the ratios required by banking regulators to be deemed “well capitalized,” the market outlook for continuing weak economic conditions requires that we take all necessary steps to achieve even higher capital levels that will position Intermountain to remain strong throughout the remainder of this weak economic period and to pursue potential opportunities that may arise. The Board of Directors believes that the creation of preferred shares will expand Intermountain’s options to seek additional capital in the current environment, including an investment by the US Treasury under the CPP. If the amendment to our Articles is approved, we would be eligible for a capital investment by the US Treasury in shares of our preferred stock up to $27 million and warrants to purchase common stock in an amount up to approximately $4 million.

For these reasons, the Board of Directors strongly recommends a vote for the proposal to amend the Articles of Incorporation.

Voting Requirement to Approve Matters Presented

Proposal to Amend Articles of Incorporation.  To approve an amendment to the Articles of Incorporation, we must receive the affirmative vote FOR the proposal by holders of at least a majority of the total votes entitled to be cast at the special meeting, represented in person or by proxy. You may vote for, against or abstain from the proposal. Abstentions and broker nonvotes will have the same effect as a vote against the proposal.

The Board of Directors unanimously voted in favor of the amendment to the Articles of Incorporation and recommends your approval.

Voting and Revocation of Proxies.  Shares represented by properly executed proxies that are received in time and not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, the persons named in the proxy will vote the shares represented by the proxy FOR the amendment to the Articles of Incorporation. Any proxy given by a shareholder may be revoked before its exercise by (1) giving notice to us in writing, (2) delivering to us a subsequently dated proxy, or (3) notifying us at the special meeting before the shareholder vote is taken. Shareholders of record are entitled to one vote per share on the proposal.

Voting of Proxies by Shareholders of Record and by Beneficial Owners.  Approximately 53% of Intermountain shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholders of Record.  If your shares are registered directly in your name with Intermountain’s transfer agent, American Stock Transfer and Trust, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent to you by Intermountain through American Stock Transfer and Trust. As the shareholder of record, you have the right to grant your voting proxy directly to Intermountain or to vote in person at the special meeting. Intermountain has enclosed a proxy card for you to use. For instructions on voting by telephone or the Internet, please refer to your proxy card, the notice, and the instructions set forth below.

Beneficial Owner.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. If you do not return your voting instruction, your shares will not be voted.

Brokers cannot vote on behalf of beneficial owners on “non-routine” proposals, such as this proposal. A “broker non-vote” occurs when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the proposal is not routine and the broker therefore lacks discretionary authority to vote the shares, and (2) the beneficial owner does not submit voting instructions to the broker.

Voting at the Special Meeting

You may vote your shares either in person at the special meeting or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy card in the envelope provided. If your shares are registered in your own name and you attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders, that is, those shareholders whose shares are held in the name of and through a broker or nominee, who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Telephone Voting.  You may grant a proxy to vote your shares by telephone by calling 1-800-776-9437. Please see the instructions on the enclosed proxy card.

Internet Voting.  You may also grant a proxy to vote your shares by means of the Internet. The Internet voting procedures below are designed to authenticate your identity, to allow you to grant a proxy to vote your shares, and to confirm that your instructions have been recorded properly.

For shares registered in your name.  As a shareholder of record, you may go to www.voteproxy.com to grant a proxy to vote your shares by means of the Internet. You will be required to provide our number and the control number, both of which are contained on your proxy card. You will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen, and you will be prompted to submit or revise them as desired.

For shares registered in the name of a broker or bank.  Most beneficial owners, whose stock is held in street name, receive instructions for granting proxies from their banks, brokers or other agents, rather than a proxy card.

A number of brokers and banks are participating in a program provided through Broadridge Financial Solutions Inc. that offers the means to grant proxies to vote shares over the telephone and Internet. If your shares are held in an account with a broker or bank participating in the Broadridge program, you may grant a proxy to vote those shares by calling the telephone number or accessing the website as shown on the instruction form received from your broker or bank.

General information for all shares voted via the Internet or by phone.  We must receive Internet or telephone votes by 11:59 p.m. on December 16, 2008. Submitting your proxy via the Internet or by phone will not affect your right to vote in person should you decide to attend the special meeting.

PROPOSAL

Amendment to Our Articles of Incorporation to Authorize the Board to Issue Preferred Stock

The Board of Directors has determined that it is advisable and in the best interests of the Company to amend Article II of the Company’s Articles of Incorporation to authorize the issuance of “blank check” preferred stock with such terms as the Board warrants appropriate. A copy of the proposed amendment to the Articles is attached to this Proxy Statement as Appendix A (referred to as the Proposed Amendment herein).

Purpose of the Amendment

On October 3, 2008, the Emergency Economic Stabilization of 2008 was enacted. The Troubled Assets Relief Program (“TARP”) is the heart of the EESA and provides the Secretary of the US Treasury the authority to purchase troubled assets from eligible financial institutions in an aggregate amount of up to $700 billion. Under the EESA, the Treasury created the CPP that enables the federal government to purchase equity in participating banks and other financial institutions to help restore credit markets. Application to participate in the CPP must be submitted by November 14, 2008. The Company filed an application for participation in the CPP and on November 6, 2008, was notified by the US Treasury that our application has received preliminary approval, subject to certain conditions and the execution of definitive agreements. Based on communications with the US Treasury, the Company believes that final approval of the Application is pending shareholder approval of the Proposed Amendment.

The primary purpose of the Proposed Amendment is to provide the Company the opportunity to participate in the CPP, which requires the issuance of preferred stock and warrants to purchase common stock. However, the Board further believes that Intermountain having the authority to issue preferred stock without seeking shareholder approval will also provide greater flexibility in structuring future capital raising transactions and potential acquisitions, and allow Intermountain to take full advantage of changing market conditions with little or no delay.

Proposed Amendment

We are presently authorized to issue only shares of our no par value common stock and are not authorized to issue any preferred stock. The Proposed Amendment provides for authorized capital stock of 30,040,000 shares, of which 1,000,000 shares are shares of preferred stock, no par value, and 29,040,000 shares are shares of common stock, no par value.

The Board of Directors has approved, subject to shareholder approval at the special meeting, the Proposed Amendment, which will authorize our Board of Directors to issue what is commonly referred to as “blank check” preferred stock because the Board of Directors has discretion to designate one or more series of the preferred stock as it warrants appropriate. The Board of Directors has broad rights to set the rights, preferences, privileges, limitations and restrictions for one or more series of preferred stock, including the following:

(i) the number of shares and designation of such series;

(ii) the dividend rate and conditions and dates upon which dividends will be paid;

(iii) redemption rights and price or prices;

(iv) whether the shares of the series shall be convertible into, or exchangeable, or redeemable for, shares of any other class or series, or any other security, of the Company;

(v) voting rights;

(vi) rights in the event of involuntary liquidation or dissolution; and

(vii) any other rights, powers and preferences of such shares as are permitted by law.

As mentioned above, the Board of Directors intends to proceed, subject to shareholder approval of the Proposed Amendment and the review of all required documents, with the issuance of preferred stock and warrants to purchase shares of our common stock to the US Treasury pursuant to the terms of the CPP, as established under the EESA. Participation in the CPP will require that the Company follow the guidelines established by the US Treasury, and any rights and preferences governing the preferred stock established by the US Treasury.

The Company has no present agreement to issue any “blank check” preferred stock, other than the preferred stock contemplated under the CPP, and our Board of Directors currently has no intention to do so. The Proposed Amendment would provide maximum flexibility with respect to future financing transactions, and would enable the Board of Directors, without further shareholder approval, to issue a series of preferred shares in connection with any future financings, acquisitions, or other corporate purposes as approved by the Board.

In the event the Proposed Amendment is not approved, the Company will not have the ability to participate in the CPP. In addition, the Company may have a distinct disadvantage against competitors in the current environment and may be limited in its ability to raise and attract capital to sustain growth of the Company in the future.

Possible Anti-Takeover Effect of the Proposed Amendment

The Proposed Amendment may be deemed to have an anti-takeover effect because it may create, under certain circumstances, an impediment for persons seeking to effect a takeover or otherwise gain control of the Company. However, it is not the intent of the Board of Directors to use the preferred stock for that purpose.

Current Anti-Takeover Provisions.   Our Articles of Incorporation, as currently in effect, require the vote or action of shareholders possessing two-thirds (2/3) of the shares entitled to vote to approve a change in control of the Company (as defined in the Articles of Incorporation). In addition, any amendment or repeal of that section of the Articles requires the affirmative vote of two-thirds (2/3) of all of the votes entitled to be cast on the matter.

Effect of Preferred Stock Upon Holders of Common Stock

The actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock cannot be stated until the Board of Directors determines the specific rights of the holders of such preferred stock. As stated above, the Board of Directors will have authority to determine, without further shareholder approval, the rights and preferences governing the preferred stock.

The effects of the issuance of preferred stock upon holders of our common stock might include, but are not limited to the following:

(i) restricting our ability to declare dividends or the amount of such dividends on the common stock;

(ii) restricting our ability to repurchase outstanding common stock;

(iii) diluting the voting power of the common stock; and

(iv) a change in the market price of the common stock, or impairing the liquidation rights of the common stock, without further action by the shareholders.

Participation in the CPP

Intermountain’s participation in the CPP will require that shareholders approve the Proposed Amendment to provide for the issuance of non voting preferred stock. Intermountain applied for and the US Treasury has preliminarily approved the issuance of up to $27 million, which represents approximately 3% of Intermountain’s consolidated risk-weighted adjusted assets in preferred stock, with a liquidation value of $1,000 per share. In addition to preferred stock, the US Treasury would also receive warrants to purchase a number of shares of common stock having an aggregate market value equal to 15% of the amount of the investment in the preferred stock, or approximately $4 million. Under the current terms of the CPP, the Company may be requested to file a registration statement with the Securities and Exchange Commission (“SEC”) to register the shares of preferred stock, warrants and the common stock that could be issued upon the exercise of the warrants. Under the terms of the CPP, the preferred stock may be redeemed by the Company during the first three years following issuance only with proceeds of a qualified equity offering. More details can also be found at the US Treasury’s website: http://www.ustreas.gov.

Use of Proceeds.  The capital investment provided by the CPP would add both capital and liquidity to Intermountain’s current financial position and improve its ability to withstand unforeseen losses arising from the current volatile and weakening economy. Given the Company’s long-term growth strategy and the proposed purpose of the CPP, Intermountain would also seek to leverage the additional capital to grow assets and improve its future earnings. This may include increasing its lending activities in current markets and possibly entering new markets in which it is not currently operating through de novo expansion or acquisition. While current economic conditions are challenging, the Company has opportunities to expand commercial, consumer, and commercial real estate lending activities in the Northwest markets it serves. Loan demand from good quality borrowers remains reasonably strong and is expected to improve further when the economy recovers.

Dilutive Effect of Warrants on Shareholders.   Assuming that the Company participates in the CPP for the maximum $27 million, the US Treasury will have the right to purchase up to approximately $4 million in shares of our common stock. The exercise price of the warrants is based on the average trading price of Intermountain’s common stock over the 20 days prior to receiving preliminary approval, estimated to be $6.15 per share. Based on the per share price of $6.15, an aggregate of up to 658,537 shares of Intermountain common stock could be issued in the event all warrants were exercised, representing approximately 7.9% of the issued and outstanding shares of Intermountain common stock at September 30, 2008. The additional shares may also be dilutive to our future earnings per share following the issuance of the shares of common stock. However, if prior to December 31, 2009, the Company receives gross proceeds from a qualifying equity offering in an amount of not less than the issue price of the preferred stock, the number of shares of common stock underlying the warrants will be reduced by 50%.

Dividend Payments on Preferred Stock.   For the first five years, a cumulative compounding dividend at a 5% per annum rate is paid on the preferred stock, payable in quarterly payments, and thereafter, if the preferred stock has not been redeemed, at a rate of 9% per annum. Such dividend payments are not a tax deductible expense. While the Company has issued trust preferred securities, it has no class of securities issued and outstanding that would be senior to the preferred stock.

Restrictions on Dividends.   If Intermountain participates in the CPP, during the first three years following the issuance of preferred stock and warrants, prior consent of the US Treasury will be required for any increase in dividends on outstanding common stock or the repurchase by the Company of any outstanding shares of common stock.

Restrictions on Executive Compensation.   As a condition to closing an investment under the CPP, executive compensation arrangements that may be considered a risk to the financial institution are restricted from payment under the EESA. In that regard, participation in the CPP requires that executive compensation arrangements be amended to comply with the terms of the EESA. The executives of Intermountain will comply with this requirement, and if the Company participates in the CPP, each executive has agreed to modify his or her agreement by executing a waiver and acknowledgement agreeing that, during the term of such participation, each executive releases the Company from its obligation to pay any compensation to him or her that is prohibited by the CPP. Furthermore, the Company would be limited to taking a $500,000 annual tax deduction for each of the top five members of executive management.

Potential Appointment of Directors.  Under the terms of the CPP, in the event the Company fails to pay the dividends on the preferred stock for six quarters, the US Treasury will have the right to appoint two directors to the Company’s Board of Directors.

Approval by Treasury.  Intermountain received notification of preliminary approval on its application to participate in the CPP on November 6, 2008. Final approval is subject to certain conditions and the execution of final documents. The US Treasury is under no obligation to issue its final approval and there can be no guarantee that such approval will be received. The proceeds that Intermountain may receive from the US Treasury’s investment in its preferred stock and warrants to purchase shares of common stock will not be guaranteed by the Federal Deposit Insurance Corporation or any other federal regulatory agency.

Liquidity and Financial Impact of the CPP on Intermountain

Overview

The capital investment by the US Treasury under the CPP would strengthen the Company’s capital position and enhance our ability to lend additional funds, as well as to withstand unforeseen losses arising from the challenging market and economic conditions that currently exist. A $27 million investment under the CPP would represent approximately 30% of the Company’s current average equity and would increase its average equity to asset ratio from 8.70% to 10.77%. This addition of capital would have a positive effect on liquidity by providing new cash funding in itself. The higher capital would also help to solidify current liquidity sources, and potentially increase access to other capital and liquidity resources.

Intermountain has always focused on maintaining strong capital and reserve ratios and continues to exceed regulatory capital requirements for well capitalized financial institutions. During these uncertain economic times, our Board of Directors believes that Intermountain should take all necessary steps to achieve higher capital levels in order to remain strong and capitalize on potential future opportunities. Participation in the CPP would help the Company achieve this goal. Intermountain’s capital ratios remain strong and we believe that we have sufficient liquidity to meet our anticipated funding needs. However, to the extent that shareholders do not approve the Proposed Amendment, Intermountain would be precluded from participating in the CPP, considered to be a very cost effective method of strengthening our capital base. Whereas we have previously had easy access to both short and long-term borrowings or equity issuances, the current market disruption may affect our ability to access certain other funding sources on satisfactory terms, which could adversely affect our capital costs and, in turn, our liquidity. As such, Intermountain’s Board believes that it is prudent for the Company to seek funding under the CPP program.

Pro Forma Financial Information

The unaudited pro forma condensed consolidated financial data set forth below has been derived by the application of pro forma adjustments to our historical financial statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. The unaudited pro forma consolidated financial data gives effect to the events discussed below as if they had occurred on January 1, 2007, in the case of the statement of income data, and September 30, 2008 in the case of the balance sheet data:

•	The issuance of $27 million of preferred stock to Treasury under the CPP;

•	The issuance of warrants to purchase 658,537 shares of Intermountain common stock assuming a purchase price of $6.15 per share; and

•	The initial investment in agency guaranteed mortgage backed securities yielding 5.5% from the proceeds of the CPP.

We present unaudited pro forma consolidated balance sheet data, including selected line items from our balance sheet and selected capital ratios, as of September 30, 2008. We also present unaudited pro forma condensed consolidated income statements for the year ended December 31, 2007 and the nine months ended September 30,

2008. The pro forma financial data may change materially based on the timing and utilization of the proceeds as well as certain other factors including the strike price of the warrants, any subsequent changes in Intermountain’s common stock price, and the discount rate used to determine the fair value of the preferred stock.

This information should be read in conjunction with our audited financial statements and the related notes filed as part of our Annual Report on Form 10-K for the year ended December 31, 2007, and our unaudited consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

The following unaudited pro forma consolidated financial data is not necessarily indicative of our financial position or results of operations that actually would have been attained had proceeds from the CPP been received, or the issuance of the warrants pursuant to the CPP been made, at the dates indicated, and is not necessarily indicative of our financial position or results of operations that will be achieved in the future. In addition, as noted above, our participation in the CPP is subject to our shareholders approving the Proposed Amendment.

We have included the following unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the Proposed Amendment.

INTERMOUNTAIN COMMUNITY BANCORP

PRO FORMA CONSOLIDATED BALANCE SHEETS
September 30, 2008

	September 30,
	2008	Adjustments	Pro Forma
	(Unaudited)
	(In thousands)

ASSETS
Cash and cash equivalents	$25,950	$—	$25,950
Federal funds sold	20,315	—	20,315
Investment Securities	148,121	27,000	175,121
Federal Home Loan Bank of Seattle (FHLB) stock, at cost	2,310	—	2,310
Loans held for sale	1,500	—	1,500
Loans receivable, net	766,625	—	766,625
Office properties and equipment, net	44,843	—	44,843
Goodwill & Other Intangible Assets	12,274	—	12,274
Prepaid expenses and other assets, net	27,307	—	27,307

Total assets	$1,049,245	$27,000	$1,076,245

LIABILITIES
Deposits	$770,367	$—	$770,367
Securities sold subject to repurchase agreements	87,213	—	87,213
Advances from Federal Home Loan Bank of Seattle	54,000	—	54,000
Other borrowings	40,623	—	40,623
Accrued expenses and other liabilities	8,082	—	8,082

Total liabilities	960,285	—	960,285

SHAREHOLDERS’ EQUITY
Preferred Stock (net of discount)	—	24,889	24,889
Common stock	76,349	2,111	78,460
Accumulated other comprehensive income (loss)	(3,350)	—	(3,350)
Retained earnings	15,961	—	15,961

Total stockholders’ equity	88,960	27,000	115,960

Total liabilities and stockholders’ equity	$1,049,245	$27,000	$1,076,245

CAPITAL RATIOS
Leverage (Tier 1 capital to assets)	9.28%		11.59%
Tier 1 capital to risk-weighted assets	10.62%		13.52%
Total capital to risk-weighted assets	11.87%		14.77%
Equity to assets	8.48%		10.77%
Tangible equity to tangible assets	7.40%		9.75%

Key Assumptions:

(1)	Assumes that the $27 million in Capital Purchase Program proceeds are initially invested in government agency guaranteed mortgage-backed securities yielding 5.5%. The actual impact to assets would be different as Intermountain expects to utilize a portion of proceeds to fund loan growth and potential acquisitions. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded, the actual pricing of such loans and timing of any acquisitions.

(2)	The proceeds of the preferred stock issuance are allocated between the estimated relative fair values of the preferred stock and warrants.

(3)	The value of the common stock warrants is estimated at 15% of the assumed exercise price of $6.15.

INTERMOUNTAIN COMMUNITY BANCORP

PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
December 31, 2007

	Twelve Months Ended December 31, 2007
	Actual	Adjustments	Pro Forma
	(Unaudited)
	(In thousands, except per share data)

Interest income	$72,858	$1,485	$74,343
Interest expense	26,337	—	26,337

Net interest income	46,521	1,485	48,006
Provision for losses on loans	3,896	—	3,896

Net interest income after provision for losses on loans	42,625	1,485	44,110
Other income	13,199	—	13,199
Operating expenses	40,926	—	40,926

Income before income taxes	14,898	1,485	16,383
Income tax provision	5,453	544	5,997

Net income	$9,445	$941	$10,386

Preferred stock dividends	—	1,717	1,717

Net income available to common shareholders	$9,445	$(776)	$8,669

Earnings per common share
Basic	$1.15	$(0.09)	$1.06
Diluted	$1.10	$(0.14)	$0.96
Weighted average shares outstanding — basic	8,206,341	8,206,341	8,206,341
Weighted average shares outstanding — diluted	8,604,737	9,035,746	9,035,746

Key Assumptions:

(1)	Assumes that the $27 million in Capital Purchase Program proceeds are initially invested in government agency guaranteed mortgage-backed securities yielding 5.5%. The actual impact to net interest income would be different as Intermountain expects to utilize a portion of proceeds to fund loan growth and potential acquisitions. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded, the actual pricing of such loans and timing of any acquisitions.

(2)	Additional income tax expense is attributable to additional net interest income as described in Note 1. The estimated marginal income tax rate is 36.6%

(3)	Assumes that the $27 million in Capital Purchase Program proceeds are received on January 1, 2007.

(4)	Consists of dividends on preferred stock at a 5% annual rate as well as accretion on discount on preferred stock upon issuance. The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on a constant effective yield method (at approximately 6.9%) over a five year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions underlying the value of the warrants which are subject to change. The fair value of the warrants is determined under a Black-Scholes model. The model includes assumptions regarding Intermountain’s common stock price, dividend yield, stock price volatility, as well as assumptions regarding the risk-free interest rate. The lower the value of the warrants, the less negative impact on net income and earnings per share available to common shareholders.

(5)	As described in the Section titled “Participation in the CPP,” the Treasury would receive warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with a strike price equal to the trailing twenty day trading average leading up to the closing date. This pro forma assumes that the warrants would give the Treasury the option to purchase 658,537 shares of Intermountain common stock. The pro forma adjustment shows the increase in diluted shares outstanding assuming that the warrants had been issued on January 1, 2007 at a strike price of $6.15 (based on the trailing 20 day Intermountain average share price as of November 7, 2008) and remained outstanding for the entire period presented. The treasury stock method was utilized to determine dilution of the warrants for the period presented.

INTERMOUNTAIN COMMUNITY BANCORP

PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
September 30, 2008

	Nine Months Ended September 30, 2008
	Actual	Adjustments	Pro Forma
	(Unaudited)
	(In thousands, except per share data)

Interest income	$49,131	$1,114	$50,245
Interest expense	15,520	—	15,520

Net interest income	33,611	1,114	34,725
Provision for losses on loans	4,872	—	4,872

Net interest income after provision for losses on loans	28,739	1,114	29,853
Other income	11,024	—	11,024
Operating expenses	33,316	—	33,316

Income before income taxes	6,447	1,114	7,561
Income tax provision	2,298	397	2,695

Net income	$4,149	$717	$4,866

Preferred stock dividends	—	1,288	1,288

Net income available to common shareholders	$4,149	$(571)	$3,578

Earnings per common share
Basic	$0.50	$(0.07)	$0.43
Diluted	$0.49	$(0.08)	$0.41
Weighted average shares outstanding — basic	8,287,541	8,287,541	8,287,541
Weighted average shares outstanding — diluted	8,531,037	8,811,069	8,811,069

Key Assumptions:

(1)	Assumes that the $27 million in Capital Purchase Program proceeds are initially invested in government agency guaranteed mortgage-backed securities yielding 5.5%. The actual impact to net interest income would be different as Intermountain expects to utilize a portion of proceeds to fund loan growth and potential acquisitions. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded, the actual pricing of such loans and timing of any acquisitions.

(2)	Additional income tax expense is attributable to additional net interest income as described in Note 1. The estimated marginal income tax rate is 35.6%

(3)	Assumes that the $27 million in Capital Purchase Program proceeds are received on January 1, 2008.

(4)	Consists of dividends on preferred stock at a 5% annual rate as well as accretion on discount on preferred stock upon issuance. The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on a constant effective yield method (at approximately 6.9%) over a five year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions underlying the value of the warrants which are subject to change. The fair value of the warrants is determined under a Black-Scholes model. The model includes assumptions regarding Intermountain’s common stock price, dividend yield, stock price volatility, as well as assumptions regarding the risk-free interest rate. The lower the value of the warrants, the less negative impact on net income and earnings per share available to common shareholders.

(5)	As described in the Section titled “Participation in the CPP,” the Treasury would receive warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with a strike price equal to the trailing twenty day trading average leading up to the closing date. This pro forma assumes that the warrants would give the Treasury the option to purchase 658,537 shares of

Intermountain common stock. The pro forma adjustment shows the increase in diluted shares outstanding assuming that the warrants had been issued on January 1, 2008 at a strike price of $6.15 (based on the trailing 20 day Intermountain average share price as of November 7, 2008) and remained outstanding for the entire period presented. The treasury stock method was utilized to determine dilution of the warrants for the period presented.

Vote Required and Board Recommendation

The adoption of the Proposed Amendment requires the affirmative vote of not less than a majority of the votes entitled to be cast at the special meeting. If the Proposed Amendment is approved by the shareholders, it will become effective upon filing and recording of the Articles of Amendment as required by Idaho State law.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE APPROVAL OF THE PROPOSED AMENDMENT.

Forward Looking Statements

This Proxy Statement contains forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and the Company. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Proxy Statement and those described under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, and in our other reports filed with the SEC.

Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements.” In addition, statements that refer to projections of the Company’s future financial performance, anticipated growth and trends in the Company’s businesses and in the financial services industry, including statements regarding the Company’s plans to expand, expected growth in services, and expectations regarding operating expense levels are forward-looking statements. The Company’s ability to obtain approval by shareholders of the Proposed Amendment and successfully satisfy all conditions and requirements for participation in the CPP is not assured and is to some extent dependent on factors outside of the Company’s control. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Company does not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information as of October 31, 2008, regarding the shares of Intermountain common stock beneficially owned by (i) each person (other than executive officers or directors whose stock ownership is listed below), known by Intermountain to own beneficially more than 5% of Intermountain’s common stock, (ii) each director of Intermountain, (iii) the Named Executive Officers, and (iv) all directors and executive officers of Intermountain as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as noted below, to our knowledge, each holder has sole voting and investment power with respect to shares of Intermountain common stock listed as owned by such person or entity. The number of shares beneficially owned is based on the shares of our common stock outstanding on October 31, 2008. Share figures in the table below have been adjusted for all stock splits and stock dividends to date. Shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of October 31, 2008 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Principal Shareholders (5% Owners Exclusive of Directors and Officers)

	Number of Shares of		Percentage of
	Common Stock		Outstanding
Name and Address of Beneficial Owner	Owned(1)		Common Stock(1)

Wray D. Farmin	454,321	(2)	5.4%
11815 Waikiki Rd Spokane, WA 99218
James Fenton Company, Inc.	456,649	(3)	5.4%
P. O. Box 505 Dover, ID 83825

(1)	Reflects stock ownership pursuant to shareholders’ most current report filed with the SEC.

(2)	The shares beneficially held by Mr. Farmin are owned by the Farmin Family LLP, of which Mr. Farmin is the general partner and has sole voting and dispositive power.

(3)	The number of shares beneficially held include 15,524 shares held in trust for the minor children of Julie Meyer, President of James Fenton Company Inc.; 1,089 shares held by Ms. Meyer and her spouse; and 12,640 shares held in trust for the minor children of Susan Kubiak, Vice President of James Fenton Company, Inc.

Directors and Named Executive Officers

	Number of
	Shares of		Percentage of
	Common Stock		Outstanding
Name and Position	Owned(1)(2)		Common Stock

Directors
John B. Parker, Chairman	114,875	(3)	1.4%
James T. Diehl, Vice Chairman	227,801	(4)	2.7%
Curt Hecker, Director, President and CEO of the Company and CEO of the Bank	313,232	(5)	3.7%
Charles L. Bauer, Director	206,133	(6)	2.5%
Ford Elsaesser, Director	110,533	(7)	1.3%
Ronald Jones, Director	23,940	(8)	*
Maggie Y. Lyons, Director	32,231	(9)	*
Jim Patrick, Director	43,441	(10)	*
Michael J. Romine, Director	529,816	(11)	6.3%
Jerry Smith, Director, Executive Vice President of the Company and President of the Bank	149,259	(12)	1.8%
Barbara Strickfaden, Director	7,665	(13)	*

(1)	Includes shares subject to options that could be exercised within 60 days or December 30, 2008 as follows: 363 shares each for Mr. Parker and Ms. Lyons; 19,330 shares for each of Messrs. Diehl, Elsaesser, and Romine; 141,750 shares for Mr. Hecker; 16,583 shares for Mr. Smith; 5,082 shares for Ms. Strickfaden and for Messrs. Jones and Patrick; and 182 shares for Mr. Bauer.

(2)	Includes shares of restricted stock subject to vesting requirements as follows: 523 shares held by Messrs. Parker, Diehl, Bauer, Elsaesser, Romine, and Ms. Lyons and Ms. Strickfaden; 442 shares held by Messrs. Jones and Patrick; 9,074 shares held by Mr. Hecker; and 7,195 shares held by Mr. Smith.

(3)	Includes 54,780 shares held in the Parker Family LLC of which Mr. Parker is co-manager with his spouse; 3,000 shares held in an IRA for Mr. Parker; and 41,123 shares held jointly with spouse.

(4)	Includes 9,695 shares held jointly with spouse; 78 shares held by spouse; 283 shares held in an IRA for spouse; 314 shares held in an IRA for the benefit of Mr. Diehl; 7,168 shares held in a trust for Erick Joseph Diehl and 7,168 shares held in a trust for Jess Isaac Diehl, both trusts of which Mr. Diehl is a co-conservator; and 170,459 shares held in the Diehl Family LLC of which Mr. Diehl is a managing member.

(5)	Includes 144,514 shares held in the Hecker Family Trust; 17,182 shares held in an IRA account for the benefit of Mr. Hecker; 356 shares held in a custodial account for son; and 356 shares held jointly with son.

(6)	Includes 105,838 shares held in the Bauer Family Trust; 53,169 shares held in IRA accounts for the benefit of Mr. Bauer; and 46,421 shares held in IRA accounts for the benefit of Mr. Bauer’s spouse.

(7)	Includes 2,195 shares held jointly with spouse; 2,944 shares held by Mr. Elsaesser’s minor children and daughter; 75,975 shares held in a pension fund trust for the benefit of Mr. Elsaesser; and shares held in pension fund trusts of which Mr. Elsaesser is trustee as follows: 6,055 shares for Joseph Jarzabek; 1,291 shares for

Donna La Rue; 356 shares for Lois LaPointe; 77 shares for Sherylee Foster; 401 shares for Deborah Hillen; and 81 shares for the benefit of Darla Kuhman.

(8)	Includes 3,375 shares held jointly with spouse; 4,542 shares held in an IRA account for the benefit of Mr. Jones’ spouse; and 6,160 shares held in an IRA account for the benefit of Mr. Jones.

(9)	Includes 5,720 shares held jointly with spouse and 1,280 shares held in a profit sharing plan for the benefit of Ms. Lyons’ spouse.

(10)	Includes 28,214 shares held jointly with spouse; 220 shares held in an IRA account for the benefit of Mr. Patrick’s spouse; and 9,363 shares held in IRA accounts for the benefit of Mr. Patrick.

(11)	Includes 1,179 shares held in the Romine Educational Trust; 5,461 shares held by Mr. Romine’s spouse; and 503,203 shares held in the Romine Family LLC.

(12)	Includes 108,083 shares held in the Smith Family Trust; and 17,398 shares held in IRA accounts for the benefit of Mr. Smith.

(13)	Includes 1,815 shares held in an IRA account for Ms. Strickfaden.

Officers

In addition to their stock ownership, the following table includes information with respect to the five year employment history of the executives listed below.

		Number and Percentage of
		Outstanding Common Stock
Name and Age	Position/Employment History	(1)(2)(3)

John Nagel, 57	EVP & Chief Credit Officer of Bank(4)	62,389	*
Douglas Wright, 44	EVP & Chief Financial Officer(5)	85,901	1.0%
Pamela Rasmussen, 48	EVP & Chief Operating Officer(6)	21,004	*
Dale Schuman, 49	SVP, Trust and Wealth Management(7)	26,848	*
Officers & Directors as a Group (15 Individuals)		1,955,068	23.2%

(1)	Includes shares subject to options exercisable within 60 days or December 30, 2008 as follows: Mr. Nagel 41,798 shares; Ms. Rasmussen 726 shares; Mr. Wright 50,652 shares; and 325,653 shares held by officers and directors as a group.

(2)	Includes shares of restricted stock subject to forfeiture as follows: Mr. Nagel 5,828 shares; Ms. Rasmussen 6,574 shares; Mr. Wright 6,905 shares; and Mr. Schuman 15,368 shares.

(3)	Includes 1,298 shares that Mr. Wright holds jointly with his spouse; 13,704 shares held by Ms. Rasmussen in the Rasmussen Family Trust; and 11,480 shares held jointly by Mr. Schuman and his spouse.

(4)	Mr. Nagel joined the Company in 2001. Prior to that time he served as Credit Approval Officer at Washington Trust Bank from December 1999 to May 2001.

(5)	Mr. Wright joined the Company in 2002. Prior to that time he served as Senior Vice President and Production Manager at Sterling Savings Bank from June 1996 to May 2002.

(6)	Ms. Rasmussen joined the Company in 2004 as Senior Vice President and Chief Operating Officer. In January 2006, Ms. Rasmussen was promoted to Executive Vice President and Chief Operating Officer. Prior to joining the Company, she was the Vice President of Operations and Cashier at Stockman Financial Corporation from March 2000 to April 2002, and the Operations Officer and Chief Financial Officer of Snake River Bancorp, Inc. (the former holding company of Magic Valley Bank) from April 2002 to November 2004.

(7)	Mr. Schuman joined the Company in 2006 as Senior Vice President and General Manager of the Trust and Wealth Management division. Mr. Schuman is an attorney and prior to joining the Company, he practiced commercial, mergers and acquisitions, trust and probate law from 1986 to 1999, and worked as an executive manager for an investment management institution from 1999 to 2005.

SHAREHOLDER PROPOSALS

Shareholder Proposals for Inclusion in 2009 Proxy Statement

In order for a shareholder proposal to be considered for inclusion in our Proxy Statement for next year’s annual meeting, the written proposal must be received by us no later than November 24, 2008 and should contain such information as required under our Bylaws. Such proposals need to comply with the SEC’s regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials. No shareholder proposal from the floor will be considered at the annual meeting. In addition, if we receive notice of a shareholder proposal after February 7, 2009, the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such shareholder proposal.

FINANCIAL STATEMENTS

Our reports filed with the Securities and Exchange Commission (“SEC”), including our Form 10-K for the year ended December 31, 2007 and our quarterly report on Form 10-Q for the quarter ended September 30, 2008, can be accessed by visiting the SEC’s website at http://www.sec.gov.

In addition, we maintain a corporate website, www.panhandlebank.com. We make available through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the website into this proxy statement.

Any shareholder may obtain without charge a copy of our Annual Report on Form 10-K filed with the SEC under the Securities Exchange Act of 1934 for the year ended December 31, 2007, including financial statements. Written requests for the Form 10-K should be addressed to Susan Pleasant, Asst. Vice President, Shareholder Relations, P. O. Box 967, Sandpoint, Idaho 83864.

By Order of the Board of Directors

Curt Hecker
President and Chief Executive Officer

Sandpoint, Idaho
November 21, 2008

Appendix A

Proposed Amendment to
Articles of Incorporation
of
Intermountain Community Bancorp

Article II shall be amended in its entirety and replaced with the following:

ARTICLE II

Authorized Shares

The total authorized capital stock of the Corporation is 30,040,000 shares, of which Twenty-Nine Million, Forty Thousand (29,040,000) shares shall be common stock, with no par value, and One Million (1,000,000) shares shall be preferred stock, with no par value.

The preferred stock may be divided into and issued in one or more series. The Board of Directors is hereby authorized to cause the preferred stock to be issued from time to time in one or more series, with such designations and such relative voting, dividend, liquidation, conversion and other rights, preferences and limitations as shall be stated and expressed in the resolution or resolutions providing for the issue of such preferred stock adopted by the Board of Directors. The Board of Directors by vote of a majority of the whole Board is expressly authorized to adopt such resolution or resolutions and issue such stock from time to time as it may deem desirable.

A-1